OPTICAL
COMMUNICATION
PRODUCTS, INC.
November 3, 2000











Account
Name
Accou
nt #
Accou
nt
Type
Share
s
Pric
e    S
pre
ad
Broker






JP
Morgan
Small
Company
161540
Private
Client
1600
11.0
0    0.
77
SBC
Warbur
g Inc






IPO @
$11.00





Total
shares
offered =
10,500,00
0





Total
proceeds
from IPO
$115,500,
000





Total
shares
purchase
d =
91,500





Total
price paid
by all
portfolios
=
$1,006,50
0